 Franklin Credit Holding Corporation 8-K

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEW JERSEY
Caption in compliance with D.N.J. LBR 9004-2(c)

McCARTER & ENGLISH, LLP
Lisa S. Bonsall
Scott H. Bernstein
Four Gateway Center
100 Mulberry Street
Newark, New Jersey  07102
Telephone: (973) 622-4444
Facsimile:  (973) 624-7070

Counsel to the Liquidation Manager

In re: FRANKLIN CREDIT HOLDING CORPORATION, Debtor.	Chapter 11 Case No. 12-24411 (DHS)

NOTICE OF (I) OCCURRENCE OF EFFECTIVE DATE OF THE FIRST
AMENDED PREPACKAGED PLAN OF REORGANIZATION OF FRANKLIN CREDIT
 HOLDING CORPORATION AND (II) ADMINISTRATIVE CLAIMS BAR DATE

PLEASE TAKE NOTICE:

1.           Confirmation of the First Amended Prepackaged Plan of Reorganization of Franklin Credit Holding Corporation.  On July 18, 2012, the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) confirming the First Amended Prepackaged Plan of Reorganization of Franklin Credit Holding Corporation (as modified or amended in accordance with the terms of the Confirmation Order or such other final order of the Bankruptcy Court duly approved and entered, the “Prepackaged Plan”).  Copies of the Confirmation Order and the Prepackaged Plan are available on the website of Franklin Credit Holding Corporation (the “Debtor”), http://www.franklincredit.com through the Franklin Credit Holding Corporation Investor Relations link, http://www.franklincredit.com/investorRelations/index.cfm.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Prepackaged Plan.

2.           Effective Date.  The Effective Date of the Prepackaged Plan occurred on August 10, 2012.

3.           Binding Effect of the Prepackaged Plan.  The Prepackaged Plan and its provisions are binding on the Debtor, all Holders of Claims, Interests, and Options (irrespective of whether such Claims, Interests, or Options are Impaired under the Prepackaged Plan, or whether the Holders of such Claims, Interests, or Options have accepted,  rejected, or are deemed to have accepted or rejected the Prepackaged Plan, or whether the Holders of such Claims, Interests, or Options have received a Distribution under the Prepackaged Plan), any person or entity acquiring or receiving property under the Prepackaged Plan, any party to a contract or agreement with the Debtor, any persons and entities who are subject to the limited release and exculpation contained in Article X of the Prepackaged Plan and herein, and their respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors and assigns, if any, of any of the foregoing.

4.           Administrative Claims Bar Date.  The Prepackaged Plan, as approved by the Confirmation Order, provides that the Administrative Claims Bar Date for requests for payment of Administrative Claims – other than Professional Fee Claims and Administrative Claims for goods and non-professional services provided to the Debtor during the Chapter 11 Case in the ordinary course of the Debtor’s business – shall be the date that is forty-five (45) calendar days after the Effective Date.  Requests for payment of Administrative Claims – other than Professional Fee Claims and Administrative Claims for goods and non-professional services provided to the Debtor during the Chapter 11 Case in the ordinary course of the Debtor’s business – shall be served on the Liquidation Manager of Franklin Credit Holding Corporation, at 101 Hudson Street, Jersey City, NJ 07302 (Attn:  Kevin Gildea) (with a copy to be delivered to the Attorneys for the Liquidation Manager, McCarter & English, LLP, Four Gateway Center, Newark, NJ 07102, Attn: Lisa S. Bonsall, Esq. and Scott H. Bernstein, Esq.) and filed with the Clerk of the United States Bankruptcy Court for the District of New Jersey at Martin Luther King, Jr. Federal Building, 50 Walnut Street, Newark, NJ 07102, Telephone (973) 645-4764.  Any person or entity that is required to file and serve such a request for payment of an Administrative Claim and fails to timely file and serve such a request be forever barred, estopped and enjoined from asserting such an Administrative Claim against the Debtor, the Estate, the Liquidation Manager or any of their respective Property.

5.           Rejection Claims Bar Date.  The Prepackaged Plan, as approved by the Confirmation Order, provides that all persons and entities who have, or assert, or may have or may assert, any claim arising from the rejection of an executory contract or unexpired lease pursuant to the Prepackaged Plan (a “Rejection Claim”) must (i) on or before August 20, 2012 (the “Rejection Claims Bar Date”) file a proof of claim with the Clerk of the United States Bankruptcy Court for the District of New Jersey at Martin Luther King, Jr. Federal Building, 50 Walnut Street, Newark, NJ 07102, Telephone (973) 645-4764, and (ii) serve such a proof of claim on the Liquidation Manager of Franklin Credit Holding Corporation at 101 Hudson Street, Jersey City, NJ 07302 (Attn:  Kevin Gildea) with a copy to be delivered to the Attorneys for the Liquidation Manager, McCarter & English, LLP, Four Gateway Center, Newark, NJ 07102, Attn: Lisa S. Bonsall, Esq. and Scott H. Bernstein, Esq.  Any person or entity that is required to file and serve such a request for payment of a Rejection Claim and fails to timely file and serve such a request be forever barred, estopped and enjoined from asserting such a Rejection Claim against the Debtor, the Estate, the Liquidation Manager or any of their respective Property.

Dated:  Newark, New Jersey                                                                           BY ORDER OF THE COURT
August 10, 2012

McCARTER & ENGLISH, LLP
Lisa S. Bonsall, Esq.
Scott H. Bernstein, Esq.
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Telephone: (973) 622-4444

Counsel to the Liquidation Manager
of Franklin Credit Holding Corporation